Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT TO

MASTER SERVICE AGREEMENT

Amendment dated as of March 11, 2003 (this “Amendment”) to the Master Service Agreement dated as of August 5, 1997 (as originally in effect and as amended from time to time prior to the date hereof the “Original Agreement”) by and among Aetna Inc. (formerly know as Aetna U.S. Healthcare Inc.), on behalf of itself and all of its affiliates (collectively, “Aetna”), Magellan Health Services, Inc., on behalf of itself and all of its affiliates (collectively, “Magellan”) and Human Affairs International, Incorporated (together with its subsidiaries, “Contractor”), a Subsidiary of Magellan.  Aetna and Magellan are hereinafter sometimes referred to collectively as “Parties” and individually as a “Party”.  Unless otherwise specifically defined herein, each term used herein which is defined in the Original Agreement has the meaning assigned to such term in the Original Agreement.

W I T N E S S E T H :

WHEREAS, the Parties wish to amend the Original Agreement as provided in this Amendment (as so amended, and as the same may be amended from time to time after the date hereof, this “Agreement”; references to the Agreement include, for periods prior to the date hereof, the Original Agreement as in effect from time to time);

WHEREAS, Aetna, Magellan and Contractor mutually desire to enter into this Amendment on the date hereof (the “Second Amendment Date”) whereby (i) Aetna and Magellan will provide access to and coordinate the provision of behavioral heath care services to Members with the objective of delivering cost-effective, quality behavioral health care services and (ii) Aetna will have an option to purchase, on the terms and conditions set forth herein, Magellan’s assets that are dedicated to the provision of behavioral health care services to Members;

WHEREAS, as part of a restructuring, Magellan and each applicable affiliate intends to file a petition for relief under Chapter 11 of Title 11 of the United States Code (the “Chapter 11 Case”);

WHEREAS, Aetna and Magellan mutually desire that the United States Bankruptcy Court for the Southern District of New York assigned to Magellan’s Chapter 11 Case (the “Court”) authorize Magellan to assume the Agreement, as amended by this Amendment, and confirm the Plan of Reorganization having substantially the terms set forth in Schedule 6 (the “Restructuring Term Sheet”).

NOW, THEREFORE, in consideration of the mutual covenants and promises stated herein and other good and valuable consideration, the parties hereby agree as follows:

I.  Behavioral Healthcare Services

Section 1 of the Original Agreement (“Behavioral Healthcare Services”) shall, on the date hereof, be amended and restated in its entirety as follows:

“1.          Behavioral Healthcare Services

A.                   Magellan provides, and manages the administration and utilization of, behavioral healthcare benefits in multiple jurisdictions throughout the United States.

                                Magellan shall provide the services described in Exhibits A (“GENERIC HMO AGREEMENT”) and B (“NON-HMO AGREEMENT”) hereto (collectively, the “Vendor Contracts”) in the markets described in Schedules A (“HMO MARKETS”) and B (“NON-HMO MARKETS”), respectively, subject to the qualifications set forth in paragraphs B through K below.  In the case of any conflict between this Agreement and any Vendor Contract, this Agreement shall govern.

B.                     Aetna and Magellan have entered into the Behavioral Health Contractor Agreements substantially in the form attached hereto as Exhibit A, and shall (a) in the case of the Bound Subsidiaries (as hereinafter defined), execute documents confirming the agreements of such Bound Subsidiary and (b) in the case of all other Magellan entities, execute promptly (and in no event later than ten business days) after the Second Amendment Date, Amendments to the Behavioral Health Contractor Agreements reflecting the terms on Exhibit A-1 (such agreements as so amended, or such other confirmatory documents, the “HMO Agreement”) in each event for each of the markets identified in Schedule A, subject to any applicable regulatory approvals and licensing requirements.  It is understood and agreed that the form of HMO Agreement attached hereto may need to be modified in each market in a manner that is reasonably acceptable to Aetna and Magellan to meet applicable regulatory requirements.  The parties to the HMO Agreements shall be the applicable HMO subsidiary or affiliate of Aetna on the one hand and Magellan or one of its affiliates on the other.

C.                     Aetna and Magellan may, from time to time, mutually agree to enter into HMO Agreements in other geographic markets not identified on Schedule A.

D.                    Aetna and Magellan have entered into the Behavioral Health Contractor Agreement substantially in the form attached hereto as Exhibit B, and shall (a) in the case of the Bound Subsidiaries (as hereinafter defined), execute documents confirming the agreements of such Bound Subsidiary and (b) in the case of all other Magellan entities, execute promptly (and in no event later than ten business days) after the Second Amendment Date, an Amendment to such agreement reflecting the terms on Exhibit B-1 (such agreement as so amended, or such other confirmatory documents, “Non-HMO Agreement”), in each event subject to any applicable regulatory approvals.  The Non-HMO Agreement shall govern the provision of services identified therein for Aetna throughout the United States.

E.                      In order to provide services pursuant to this Agreement, Network Providers must have executed individual Participating Provider Addendum attached to the applicable HMO Agreement or the “Aetna Addendum” as set forth as Attachment 3 to Schedule 3.  Magellan and all Network Providers will act as independent contractors of Aetna in providing Covered Services to Members.  Except as otherwise set forth in this Agreement, Aetna shall not be liable for any provider’s failure to properly perform health care services to any Member or fulfill his/her/its obligations under the applicable provider contract.

F.                      To the extent permitted by law, Network Providers who are HMO Network Providers shall be required to participate in all Plans covering Members serviced by Magellan throughout the term of this Agreement, provided they continue to meet Aetna’s participation criteria.

G.                     On an ongoing basis Magellan shall identify potential Network Providers who have agreed to participate in the Aetna provider network and shall encourage such providers not currently participating with Aetna to apply for participation with Aetna.  Aetna agrees to accept for participation any such provider that meets Aetna’s applicable participation criteria and agrees to the terms and conditions required by this Agreement.  It is understood by the parties, however, that, to the extent permitted by law, an HMO Network Provider cannot provide services pursuant to this Agreement unless such provider participates in all Plans.

H.                    Magellan shall implement the programs and program enhancements (the “Program Enhancements”) set forth on Schedule 1 on the dates specified therein with respect to any particular item.

I.                         Magellan shall satisfy the obligations (the “Reporting and Compliance Obligations”) set forth under the heading “Magellan Reporting and Compliance Obligations” on Schedule 4 no later than the dates specified therein with respect to any particular item).

                                Aetna shall have the oversight rights set forth under the heading “Aetna Oversight Rights” on Schedule 4.

J.                        Magellan shall provide services hereunder at a level of service that meets or exceeds the performance standards (the “Performance Standards”) set forth on Schedule 2.  Aetna and Magellan shall have the rights and obligations set forth on such Schedule 2.

K.                    Magellan shall comply with all applicable written Aetna policies and service metrics in effect on the Second Amendment Date and thereafter as may be modified (with notice provided in accordance with this clause K), including but not limited to policies and metrics relating to Claim Handling, Care Management, Network Management, Complaint Handling and Customer Service, to the extent that such policies are not prohibited by Aetna’s certificates of coverage or applicable law.  Notwithstanding the foregoing, Aetna shall provide Magellan with 60 days written advance notice of any and all proposed policy additions or changes (unless applicable law requires a shorter period of implementation in which case the longest notice period it is possible to give under such law shall be given).  The parties shall meet to discuss the expressly proposed addition or change and shall work in good faith to resolve any issues or disputes arising from such proposal (including, but not limited to, any rate adjustment as set forth in Section 6 hereof).  The Committee (as defined in Section 13) shall resolve any issues or disputes arising from Aetna’s proposed policy change or addition.  To the extent that relevant Aetna policies do not exist, then Aetna shall have right to approve any new policies affecting Aetna’s members that are introduced by Magellan, with such approval not to be unreasonably withheld.”

II.  Network

Section 5 of the Original Agreement (“Provider Contracts/Network Rental Arrangements”) shall, on the date hereof, be amended and restated in its entirety as follows:

“5.          Recontracting of Providers / Network Rental Arrangement

A.                   Magellan will commence an effort to establish provider contracts directly between Aetna and certain participating providers and will take all of the actions described on Schedule 3 no later than the dates specified therein with respect to any particular action.  As further provided in Schedule 3, the Parties shall enter into a network rental arrangement (the “Network Rental Agreement”) substantially in the form of Attachment 1 to Schedule 3 on the terms and conditions set forth therein.”

III.  Rates; Payment Arrangements; Exclusivity

Section 6 of the Original Agreement (“Rates; Payment Arrangements”) shall, on the later of the Plan Effective Date or January 1, 2004, be amended and restated in its entirety as follows:

“6.          Rates; Payment Arrangements; Exclusivity

A.                   The rates for services provided under the HMO Agreements and under the Non-HMO Agreement shall be as set forth in Schedule 5.

B.                     Current exclusivity arrangements between Aetna and Magellan in New York, Texas, Florida and Maryland shall be maintained under this Agreement.  Beginning on the later of the Plan Effective Date or January 1, 2004, Aetna shall offer exclusivity in each other state (each, an “Additional Market”) in which Magellan provides services hereunder on the Second Amendment Date, on the following basis:

(i)       Aetna’s PPO business in each Additional Market shall be provided to Magellan on an exclusive basis; and

(ii)      Aetna shall provide Magellan with a percentage of Aetna’s HMO business in each Additional Market (calculated on a member basis for behavioral healthcare services in such state) that is at least equal to the percentage of Aetna’s HMO business in such Additional Market that was serviced by Magellan on the Second Amendment Date; provided, that if

(a)     any customer of Aetna elects, after the Second Amendment Date, to have someone other than Magellan provide behavioral healthcare services; and/or

(b)     Aetna, on or after the Second Amendment Date, enters into a global risk arrangement with an integrated delivery system, or like entity, whereby such entity arranges for the provision of behavioral health services to Aetna members by a behavioral health vendor other than Magellan; and/or

(c)     Aetna, prior to the Second Amendment Date, entered into a global risk arrangement with an integrated delivery system, or like entity, whereby such entity arranges for the provision of behavioral health services to Aetna members by a behavioral health vendor other than Magellan and there is an increase in the number of members serviced under such arrangement at any time after the Second Amendment Date, so long as such increase is associated with new Aetna membership or results from a change in primary care physician affiliation to an integrated delivery system, or like entity, for reasons other than solely and intentionally transitioning business from Magellan; and/or

(d)     Aetna, prior to the Second Amendment Date, entered into contracts with behavioral health vendors other than Magellan in certain states and the Aetna members serviced by such behavioral health vendors in those states increases at any time after the Second Amendment Date, so long as such increase is associated with new Aetna membership or results from a change in primary care physician affiliation to a behavioral health vendor other than Magellan for reasons other than solely and intentionally transitioning business from Magellan; and/or

(e)     Aetna Government Health Plans, LLC, or any of its affiliates, enters into a contract or subcontract with the U.S. Department of Defense TRICARE Management Activity with respect to the TRICARE Next

Generation Contracts for the management and delivery of health care services to members;

then in each case such members, or such increase(s) in members, shall be excluded from both the numerator and the denominator in the calculation of the percentage of Aetna’s HMO business provided to Magellan as of any time after the Second Amendment Date.

In the event that Aetna enters into a new global risk arrangement with an integrated delivery system, or like entity, as set forth in subsection (b) above, Aetna shall, during the negotiation of such global risk arrangement, and where not otherwise prohibited by applicable law, take reasonable steps, including, where reasonably appropriate, coordinating a meeting between representatives of Magellan and the integrated delivery system in order to encourage the integrated delivery system to consider the arrangement of the provision of behavioral health services to Aetna members by Magellan.

Within 60 days of the Second Amendment Date, Aetna shall provide Magellan with the following information:  (i) actual Aetna HMO membership counts by each market as of the Second Amendment Date; (ii) a listing of global risk arrangements entered into by Aetna prior to the Second Amendment Date whereby behavioral health services are provided to Aetna members through an entity other than Magellan; and (iii) a listing of contracts with behavioral health vendors entered into by Aetna prior to the Second Amendment Date.

This Section 6.B will terminate in its entirety as set forth in Section 9.C(iii).  The exclusivity arrangements in any state will terminate upon the occurrence of a Network Retention Event in such state.  A “Network Retention Event” with respect to any state shall mean that the number of any of (1) the total outpatient providers (“Category I Providers”), (2) the total partial hospital and intensive outpatient facility providers (“Category II Providers”) or (3) the total inpatient facility providers (“Category III Providers”), in each case contracted by Magellan to provide services to Aetna Members in such state shall, at any time, be less than 90% of the number of total Category I Providers, Category II Providers or Category III Providers, respectively, that were contracted by Magellan to provide services to Aetna Members in such state as of July 1, 2003.”

IV.  Final Payment and Purchase Option.

Section 7 of the Original Agreement (“Contingent Payments”) shall, on the Plan Effective Date, be amended and restated in its entirety as follows:

“7.                               Final Payment under Original Agreement; Note; Warrants; Purchase Option; Security; Letter of Credit

A.                   $60 million payment; Note; Warrants.  Magellan agrees and acknowledges that the $60,000,000 Tranche 1 and Tranche 2 payment for the fifth Contract Year, as contemplated by the Original Agreement, has been fully earned and is due and payable (Aetna agrees and acknowledges, however, that the $60,000,000 Magellan owes to Aetna under the Original Agreement will not become an administrative expense within the meaning of 11 U.S.C. Section 503, solely by virtue of Magellan’s assumption of this Amendment under 11 U.S.C. Section 365).  In settlement of the $60,000,000 payment owed to Aetna, Magellan Health Services, Inc. shall, on the date of the effectiveness of Magellan’s Plan of Reorganization (the “Plan Effective Date”), (x) pay to Aetna $15,000,000 in cash and (y) deliver to Aetna a promissory note (the “Note”) in an amount and on the terms and conditions (including provisions as to principal, interest, maturity, repayment and prepayment) set forth on Exhibit F attached hereto.  In addition, in consideration of the other agreements of Aetna under this Agreement, Magellan Health Services, Inc. shall (i) issue to Aetna warrants (the “Warrants”) in an amount and on the terms and conditions (including provisions as to strike price, term, exercisability, antidilution and other exit rights) set forth on Exhibit G attached hereto; provided, that if Magellan grants terms or conditions to any other warrantholder that are more favorable to such warrantholder than the terms and conditions set forth on Exhibit G, then the Warrants shall have such more favorable terms and conditions; and (ii) grant Aetna one demand registration right (that will not be underwritten) and unlimited piggyback registration rights (collectively, the “Registration Rights”) with respect to the Magellan Health Services, Inc. common stock received upon exercise of the Warrants for so long as such common stock constitutes “Registrable Securities” (as defined in the Restructuring Term Sheet).  The Registration Rights will be documented by a registration rights agreement substantially identical to the registration rights agreement to be entered into by Magellan Health Services, Inc. and the other recipients of “New Common Stock” (as defined in the Restructuring Term Sheet).

On or prior to the Plan Effective Date, Aetna shall pay Magellan an amount equal to the net settlement amount due ($3,584,903.50 from Aetna to Magellan under the letter agreement dated December 20, 2002 between Aetna and Magellan, plus interest on that amount from December 20, 2002 through the date of such payment at a rate of 3.85% per annum.

B.                     Purchase Option.  Subject to the immediately following sentence, Aetna shall have an option (the “Purchase Option”), exercisable in its sole discretion, to consummate the purchase of the Purchased Assets (as defined in Exhibit D, such purchase to be on and subject to the terms and conditions (including purchase price) set forth in such Exhibit) on any of the following dates:  (x) December 31, 2005 (or on such earlier date on which Aetna’s right to do so arises as provided in the Section 9(C)(ii) of this Agreement); or (y) in the event Aetna chooses to extend this Agreement until December 31, 2006 , any of March 31, 2006, June 30, 2006, September 30, 2006 or December 31, 2006 (or on such earlier date on which Aetna’s right to do so arises as provided in the Section 9(C)(ii) of this Agreement); provided that Aetna may, in its sole discretion, elect to delay the date of consummation of the purchase under the Purchase Option beyond the applicable date specified in clause (x) or (y) of this sentence, as applicable, until the date that is three months after such applicable date, in order to obtain any governmental approvals or other Required Consents (as such term is defined in Exhibit D) so long as the terms and conditions of this Agreement are extended for such additional three month period.  Aetna must deliver written notice (the “Exercise Notice”) of any exercise of the Purchase Option to Magellan at least six months prior to the intended consummation of such purchase (which consummation may be extended for any necessary regulatory approvals); provided that if an early purchase right is triggered pursuant to Section 9(C)(ii) of this Agreement, then the consummation of the purchase shall occur as soon as possible after delivery of the Exercise Notice, and in any event no later than 90 days after delivery of the Exercise Notice or two days following regulatory approval, if any.  The Exercise Notice shall state whether (i) Aetna elects (which election may be made in its sole discretion) to have the claims processing function conducted by Dedicated Staff at the St. Louis facility of the Business be included within the scope of the “Business” and “Purchased Assets” under the Asset Purchase Agreement and/or (ii) Aetna elects (which election may be made in its sole discretion) to have a license to the “Key Software”  as contemplated by Section 7.06(a) of the Asset Purchase Agreement, for an increase in the “Purchase Price” as contemplated by the Asset

Purchase Agreement.  The exercise of the Purchase Option shall be documented by an asset purchase agreement in the form set forth as Exhibit D hereto (the “Asset Purchase Agreement”), which shall be executed by Aetna and Magellan promptly after delivery of the Exercise Notice but in no event later than ten business days after such delivery, with Aetna’s purchase in all cases to be on the terms and subject to the conditions set forth in the Asset Purchase Agreement.  “Business” means Magellan’s management and operation of the behavioral healthcare services provided to Aetna’s Members by Magellan pursuant to this Agreement.

C.                     Security Interest and Guarantees.  Magellan’s obligations under this Section 7, under the Asset Purchase Agreement and under the Note, will be guaranteed on a secured basis by each Magellan entity that is a guarantor under the New Senior Secured Credit Agreement (the “Guarantees”) and will be secured by a “silent second” security interest on all of the assets of Magellan and its subsidiaries in which the lenders under the New Senior Secured Credit Agreement have a security interest (the “Security Interest”), in each case on the terms and conditions (including as to priority and subordination) set forth in the Restructuring Term Sheet.

D.                    Letter of Credit.  On the Plan Effective Date Magellan shall provide a letter of credit (the “Letter of Credit”) for the benefit of Aetna, in an amount and on the terms and conditions set forth in the Restructuring Term Sheet.

E.                      New Senior Secured Credit Agreement.  Subject to Magellan’s compliance with the covenant set forth in Section 8.C(ii), Aetna acknowledges and agrees that the terms of the New Senior Secured Credit Agreement prohibit, for so long as any obligations of Magellan thereunder remain outstanding, (i) the consummation by Magellan of the sale and purchase under the Asset Purchase Agreement and (ii) the set-off by Magellan of amounts deemed paid by Aetna to Magellan under the Asset Purchase Agreement against obligations of Magellan to Aetna under the Note, in each case without the prior written consent of the “Required Lenders” (as defined in the New Senior Secured Credit Agreement) .

F.                      Additional Matters Related to Early Purchase Option.  In the event that Aetna is entitled to exercise the Purchase Option at any time, but is prevented from consummating such purchase, because of the terms of the New Senior Secured Credit Agreement or any other agreement to which Magellan is bound (a “Control Trigger”), then Aetna shall have the right (which right is exercisable in its sole discretion) to appoint one or more individuals (who may be Aetna employees or third parties) (the “Designated Individuals”) who will have responsibility and full decision-making authority over the management and direction of all employees of the Business and at each Aetna-Dedicated Facility, it being understood that at all times all employees of Magellan shall remain employees of Magellan and Aetna shall not be responsible for any Magellan obligations to such employees.  It is understood that Aetna has no duty and shall have no duty of any kind to Magellan or to any other party to exercise its right to appoint Designated Individuals pursuant to this paragraph.  Subsequent to Aetna’s appointment of Designated Individuals pursuant to this paragraph, Aetna shall indemnify Magellan for any actions or omissions taken by Aetna personnel serving as Designated Individuals, which actions or omissions are found by a court of competent jurisdiction, by final and nonappealable order, to constitute gross negligence or willful misconduct, in all events relating solely to the day to day operation of the Business and the provision of behavioral healthcare services by Magellan and in no event relating to, among other things, any debt for borrowed money or other long-term indebtedness or obligations of Magellan.  Aetna shall, through the Designated Individuals, conduct the Business (including the payment of claims) in the ordinary course.  Notwithstanding any provision in this Agreement, from and after a Control Trigger and the date of appointment of any Designated Individual, all payment arrangements between Aetna and Magellan hereunder shall be on a non-risk basis, and in lieu of the other fees arrangements between the parties Aetna shall reimburse Magellan for services provided under this Agreement at a rate of $0.81 per member per month for the HMO Business and at a rate equal to 85% of the then-existing PPO rate for the PPO Business.  In the event of a Control Trigger the parties will work together in good faith to come up with a detailed plan to implement the foregoing arrangements.  The Designated Individuals’ authority over the Business shall continue until Magellan is able to deliver the assets necessary to consummate the purchase under the Purchase Option.

G.                     Survival.  The provisions of this Section 7 shall survive any termination of this Agreement until the consummation of the Purchase Option, in the event that an Exercise Notice shall have been delivered on or prior to the date of termination of this Agreement.”

V. Migration and Employee Matters.

Section 8 of the Original Agreement (“Corporate Governance”) shall, on the date hereof, be deleted and replaced in its entirety with the following provision:

“8.          Migration; Covenants; Employee Matters

A.                   Magellan shall take all actions required to complete the migration of the following functions of the Business into Aetna-Dedicated Facilities on or prior to December 31, 2004, in accordance with the time frames outlined in Schedule 9 (the “Migration”):  (i) customer service; (ii) care management; (iii) provider relations; (iv) claims processing; (v) quality improvement; and (vi) the direct, on-site management of the foregoing functions.  The parties acknowledge and agree that Schedule 9 is a tentative schedule and that the integration activities and time frames shall be finalized by the Integration Team (as defined below) within 60 days of the Second Amendment Date; provided that the target dates set forth on Schedule 9 for the beginning and the ending of integration activities are definitive (i.e., not tentative) and may not be modified by the Integration Team.  The “Integration Team” shall be comprised of an equal number of representatives from Magellan and Aetna, which number shall be determined by mutual agreement of the parties.  “Aetna-Dedicated Facilities” shall consist of the following facilities of the Business maintained as of the Second Amendment Date in metropolitan:  (i) King of Prussia, Pennsylvania, (ii) Sandy, Utah, (iii) El Segundo, California, in each of clauses (i) through (iii), housing clinical management and customer service personnel as well as two network management personnel per facility, and (iv) St. Louis, Missouri, housing claims processing personnel.

B.                     From the Second Amendment Date until the earlier of the date of execution of the Asset Purchase Agreement or the date that Aetna indicates in writing to Magellan that Aetna shall not exercise the Purchase Option, Magellan will provide the information and access to the Business (including but not limited to facilities, personnel and systems) that is reasonably necessary to allow Aetna to prepare for the potential acquisition of the Business through the exercise of its Purchase Option. Aetna’s requests for information and/or access pursuant to this paragraph shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Magellan.

C.                     (i) Magellan covenants that the Business shall have all personnel, property, assets, procedures and controls necessary to conduct the Business as conducted on the Second Amendment Date and as required to be conducted pursuant to this Agreement, and that all such property shall be maintained properly and in good working order, updated on a reasonably current basis in accordance with Magellan’s practices in its other business operations.

(ii)  Magellan shall not, and shall cause each of its affiliates not to, enter into, renew, amend, modify, supplement or extend (or to agree or commit to do any of the foregoing) any agreement, contract, arrangement or other transaction (including, without limitation, the New Senior Secured Credit Agreement or any other bank facility, or any refinancing of any of the foregoing) that would (A) result in the imposition or continuance of any lien on any of the Purchased Assets (as defined in the Asset Purchase Agreement) which would not be released upon the sale of the Purchased Assets to Aetna, or (B) prevent, alter or delay any of the transactions contemplated by this Agreement or the Asset Purchase Agreement (including without limitation the repayment of the Note, the exercise of the Purchase Option, the execution of the Asset Purchase Agreement or the consummation of the purchase contemplated thereunder); provided that the New Senior Secured Credit Agreement, together with any amendments thereto as may be entered into from time to time after the date thereof, shall be excluded from the foregoing covenant but only to the extent that the stated maturity of the loans under such agreement (as it may be so amended) is not extended beyond November 30, 2005.

D.                 (i)  From the Second Amendment Date until the date of execution of the Asset Purchase Agreement, Magellan shall conduct the Business in all material respects in accordance with this Agreement and, to the extent not addressed in this Agreement, in the ordinary course consistent with Magellan’s practices in its other business operations (including without limitation as to practices relating to assets sales and employee compensation), and shall use its good faith efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Business.

(ii)               From the Second Amendment Date until the date of execution of the Asset Purchase Agreement, Magellan shall not in any material respect (x) take or agree or commit to take any action that would make any representation or warranty of Magellan under the Asset Purchase Agreement inaccurate in any respect at, or as of any time prior to, the date of execution of the Asset Purchase Agreement or (y) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.  It is understood and agreed that the obligations set forth in this paragraph shall be effective as of the date hereof as if the Asset Purchase Agreement were in effect as of the date hereof.

(iii)            From the date of delivery of the Exercise Notice until the date of execution of the Asset Purchase Agreement, Magellan shall comply with the covenants set forth in Section 5.01 of the Asset Purchase Agreement.

E.                      Magellan shall use commercially reasonable efforts to negotiate leases (including any renewals or replacements) for the Aetna-Dedicated Facilities and any other assets subject to the Purchase Option that, at the time of the exercise of the Purchase Option, will be (i) on market rates and terms, and (ii) freely assignable to Aetna.  True and complete copies of each such lease and all amendments thereto shall be delivered to Aetna from time to time promptly upon Aetna’s request.  Without the prior written consent of Aetna, which consent shall not be unreasonably withhold or delayed, Magellan will not terminate, amend, modify, renew or replace any leases relating to the Aetna-Dedicated Facilities.

F.                      Magellan shall staff the Business with such employees as shall be reasonably necessary to deliver the services required under this Agreement (the “Dedicated Staff”).  Aetna shall have the right to approve (such approval not to be unreasonably withheld) the one employee (including any new hires), who is responsible for the overall management responsibility over the Business, as a whole.  Aetna hereby approves Dennis P. Moody as an acceptable choice for such employment position.  Magellan shall provide Aetna with sufficient information concerning, and an opportunity to meet with and ask questions of, such proposed employee so as to enable Aetna to reasonably evaluate such proposed employee.  Aetna’s approval or disapproval must be communicated to Magellan within five days of such provision of information and meeting, or the candidate will be deemed acceptable to Aetna.

G.                     In the event Aetna perceives performance issues with a Dedicated Staff member, Aetna shall have an opportunity to express its concerns to Magellan for investigation and resolution.  Magellan shall consider Aetna’s expression of concern and shall respond to such concerns in the same manner as it would respond to concerns expressed by a senior manager of Magellan.  If Aetna is dissatisfied with Magellan’s resolution of the employee concern, Aetna may submit the matter to the Committee.

H.                    During the term of this Agreement, all Dedicated Staff shall remain employees of Magellan and Aetna shall not be responsible for any Magellan obligations to Dedicated Staff members or consultants to the Business, including any severance or other payments related to the dismissal of any Dedicated Staff member or consultant (except as otherwise provided herein).  Magellan shall make no representations to any of its employees relating to future employment opportunities with Aetna or the Business.

I.                         During the term of this Agreement, no Dedicated Staff member or consultant to the Business who provides clinical management services may receive any incentive compensation based upon utilization of healthcare services.”

VI.  Term and Termination

Section 9 of the Original Agreement (“Term and Termination”) shall, on the date hereof, be amended and restated in its entirety as follows:

“9.          Term and Termination

A.                   This Agreement shall be effective for (i) a term ending on the close of business on December 31, 2005 (the “Initial Term”) and (ii) in the event that Aetna delivers, in its sole discretion (subject to the next paragraph), a notice of extension (an “Extension Notice”) on or prior to the end of the Initial Term, for an additional one (1) year term ending on the close of business on December 31, 2006 (the “Extension Term”).

Aetna shall be deemed to have delivered an Extension Notice, and the Agreement shall thereby be extended automatically for the Extension Term, in the event that Aetna does not deliver on or prior to June 30, 2005 an Exercise Notice to consummate a purchase under the Purchase Option on December 31, 2005, as contemplated by clause (x) of Section 7.B.

This Agreement shall terminate upon the consummation of the purchase of the Purchased Assets on any of the dates specified in the first sentence of Section 7.B.  In the event that Aetna elects, in its sole discretion, to extend the date of such consummation as set forth in the proviso to such sentence, then this Agreement shall be effective for the additional three month term contemplated by such proviso.

This Agreement may not be terminated by any Party hereto except as expressly stated in this Section 9.

B.                     An “Event of Default” shall be deemed to have occurred under this Agreement with respect to any Party in the event that:

(i)                                     (A)  such Party fails to perform any material obligation of such Party under this Agreement or breaches any obligation of such Party under this Agreement having a material adverse effect on the business of the other Party, including without limitation the health and safety of Members, taken as a whole, or (B) such Party causes an event of default under or a breach of the Non-HMO Agreement and the other Party terminates the Non-HMO Agreement in accordance with the termination provisions thereof;

(ii)                                  an entity that is a direct competitor of Aetna (with respect to the businesses or practices prohibited by Section 11 of this Agreement) shall have directly or indirectly acquired a controlling interest in Magellan or Contractor;

(iii)                               Contractor shall have been suspended or disbarred from participation in any Medicare or Medicaid program unless Magellan or a subsidiary of Magellan that is reasonably acceptable to Aetna and has the necessary license continues to provide the same services that Contractor can no longer provide due to such suspension or disbarment;

(iv)                              such Party shall have commenced a proceeding under Chapter 7 under the federal Bankruptcy Code or, in the case of Magellan or Contractor, had its bankruptcy case converted to a case under Chapter 7 of the federal Bankruptcy Code;

(v)                                 Magellan or Contractor shall have filed, sponsored, approved, supported or failed to object to the filing of any plan of reorganization in any bankruptcy proceeding not acceptable to Aetna in its sole discretion;

(vi)                              the closing, termination or substantial elimination by Magellan of any line of its behavioral healthcare business required to service Aetna Members covered under the HMO Agreements or the Non-HMO Agreement;

(vii)                           the termination by either party for reasons not permitted by the applicable agreement or agreements of (A) this

Agreement, (B) HMO Agreements covering more than 50% of the Members as of the Second Amendment Date or (C) a Non-HMO Agreement;

(viii)                        Magellan fails to complete the Migration activities set forth in Section 8 and Schedule 9 on or prior to December 31, 2004;

(ix)                                Magellan fails to comply with any three or more of the critical performance measures (the “Critical Performance Measures”) set forth on Schedule 10 for two consecutive quarters; or

(x)                                   a determination by the Committee that Magellan’s financial situation is reasonably likely to lead to an Event of Default under any of clauses (i) through (ix) under this Section 9(B);

                                provided, that if any event described in subsections (i), (ii), (iii) or (vi) above is curable, no such event shall be deemed to constitute an “Event of Default” unless the Party causing the event shall fail to remedy such event within a period of ninety (90) days after the other Party shall have given the Party causing the event a written notice of default and provided further that if the nature of the event requires more than ninety days to cure and the Party causing the event has substantially completed such cure within the ninety day period and continues diligently to pursue such cure, such cure period shall be extended for up to an additional 90 day period to permit the breaching Party to complete such cure.  Aetna shall not have a right to terminate this Agreement solely as a result of any suspension, withdrawal, expiration, non-renewal or revocation of any state or local license, certificate, approval or authorization of Contractor or the indictment, arrest, charge or conviction of Contractor or any of its senior officers (in connection with providing services on behalf of Contractor) for any felony related to moral turpitude or professional practice related to this Agreement.  Each of the Parties agrees to notify each other Party hereto within two business days after the occurrence of any Event of Default hereunder.

C.                     Upon the occurrence of an Event of Default, the Parties shall have the following remedies only:

(i)                    Upon the occurrence of an Event of Default covered under subsections B(i) through and including (ix) above with respect to a Party (Aetna on the one hand and Magellan or Contractor on the other hand), the other Party shall be entitled to terminate this

Agreement upon written notice to the Party causing the Event of Default; provided that this Agreement will terminate automatically upon the occurrence of an Event of Default described in subsections B(iv) or (v) above.  Further, the non-breaching Party shall be entitled to pursue any remedy available at law or in equity.

(ii)                 Upon the occurrence of an Event of Default covered under subsections B(ii), (iii), (vi), (vii)(provided that termination was by Magellan or Contractor), (viii) or (ix) above by Magellan or Contractor, in addition to Aetna’s rights under paragraph C(i) above, Aetna shall be entitled at such time to immediately exercise the Purchase Option as provided in Section 7 of this Agreement.

(iii)              Upon the occurrence of an Event of Default covered under subsection B(x) above, the Aetna Non-Competition Covenant and the exclusivity obligations of Aetna set forth in Section 6 of this Agreement shall immediately and automatically terminate.

D.                    If under either an HMO Agreement or the Non-HMO Agreement a breach or an event of default occurs and such breach or event of default applies to both Agreements, the non-breaching Party shall treat the breach or event of default in the same manner under both Agreements.

E.                      The Parties hereto expressly waive any rights to set-off any amount or payment due hereunder or any Vendor Contract that any Party may have under law or equity, except as otherwise expressly permitted herein.

F.                      The provisions of Sections 7 and 11 of this Agreement shall survive any termination of this Agreement which results in an exercise of the Purchase Option, to the extent provided in such Sections.”

VII.  Restrictive Covenants

Section 11 of the Original Agreement (“Restrictive Covenants”) shall, on the date hereof, be amended and restated in its entirety as follows:

“11.        Restrictive Covenants

Magellan and its wholly-owned subsidiaries agree that during the term of this Agreement and, in the event the Purchase Option is exercised, during an additional term ending one (1) year following the date of consummation of such Purchase, Magellan and its wholly-owned subsidiaries shall not directly or indirectly enter into or engage in the ownership, management, operation or control of any entity which is a managed care entity offering full health care benefits. Notwithstanding anything to the contrary set forth in the preceding sentence, Magellan and its wholly-owned subsidiaries may engage in and own, manage, operate or control any entity engaged in activities, which are integrated delivery system services, specialty/limited health service managed care, third party administration of specialty/limited health care services, disease management, pharmacy benefit management, utilization management, network management, care management or specialty/limited health care provision/administration for government agencies, HMOs or insurers.  Nothing in this paragraph shall be construed to limit the right of Magellan to offer and provide EAP services and non-behavioral health management services to customers of Aetna.”

VIII.  Information

Section 12 of the Original Agreement (“Cooperation of the Parties”) shall, on the date hereof, be amended and restated in its entirety as follows:

“12.        Cooperation of the Parties; Access to Information

A.                   Magellan and Aetna will maintain an effective liaison and close cooperation with each other to (a) maximize the mutual benefits of their relationship, (b) enhance the quality of behavioral health services provided to Members and (c) foster working relationships with network behavioral health providers.

B.                     Each Party will exchange such financial information, Member demographics, encounter and clinical data necessary for the other Party to perform its obligations under this Agreement, in each case retroactive to January 1, 2003.  Such information will be exchanged electronically to the extent feasible to both Parties. In addition, each Party agrees to provide the other Party full access to the data (which, in the case of Magellan, consists of data for the Members, subject to applicable law, including data of the type set forth on Schedule 7), at no additional cost charged to the other Party, which are necessary for the other Party to perform its obligations hereunder, subject to the confidentiality obligations set forth in this Agreement.  Without limiting the foregoing, Magellan will provide a weekly (or such other shorter period as may be technologically and commercially reasonable) encounter feed, retroactive to January 1, 2003, of at least the following:  utilization, encounter data, actual unit cost data, in and out-of-network breaks, level of care, utilization by co-pay and utilization by diagnosis.  Information will be provided in a format and under terms mutually agreed upon by the Parties.

C.                     Magellan and Aetna shall each have the right to audit and inspect at any time during normal business hours upon reasonable notice, (a) documents or information pertaining to verification of membership, in the possession of the other Party, covered under this Agreement and the Vendor Contracts and (b) any documentation or information relevant to determinations under Subsection 6(C) of this Agreement, in each case subject to a confidentiality agreement to be entered into between the parties.”

IX.  Dispute Resolution

Section 13 of the Original Agreement (“Agreement Administration / Dispute Resolution”) shall, on the date hereof, be amended and restated in its entirety as follows:

“13.        Agreement Administration/Dispute Resolution

A.                   Operating/Integration Committee:  Formation.  The Parties shall designate an Operating/Integration Committee (the “Committee”) to oversee the operation of this Agreement and the related Vendor Contracts.  The Purpose, Authority, Composition and Operation of the Committee is set forth on Schedule 8.  Notwithstanding anything to the contrary in Schedule 8, however, the Committee shall not have any role whatsoever in adjudicating or determining any of the damages described in Section XVIII.B.(i) and nothing in this Section shall in any way limit Aetna’s right to pursue any and all available remedies to recover such damages.  In addition, in performing the adjudicative function described in Schedule 8, the Committee may not take into account that, except as specifically set forth in Section XVIII of this Agreement, all amounts owed by Magellan to Aetna under this Agreement shall be entitled to administrative priority within the meaning of 11 U.S.C. § 507.”

X.  Private Labeling

Section 14 of the Original Agreement (“Use of Name”) shall, on the date hereof, be amended by inserting the following new paragraph at the end thereof:

“B.               Aetna shall have the right, exercisable at its election, to require that the services provided by Magellan under this Agreement be branded and conducted as “Aetna Behavioral Health”.  Magellan shall begin the branding effort as soon as practicable after written notice from Aetna and shall complete this project within 180 days from the date of such notice.”

XI.  Interference With Contractual Relations

Section 15 of the Original Agreement (“Interference With Contractual Relations”) shall, on the date hereof, be amended and restated in its entirety as follows:

“15.        Interference with Contractual Relations

Magellan shall not:  (a) counsel or advise, directly or indirectly, payors, sponsors or other entities currently under contract with Aetna or any affiliate to cancel, modify, or not renew said contracts; (b) impede or otherwise interfere with negotiations which Aetna or an affiliate is conducting for the provision of Plans; or (c) use or disclose to any third party membership lists acquired during the term of this Agreement for the purpose of directly or indirectly soliciting individuals who were or are Members or otherwise to compete with Aetna or any affiliate.  Nothing in this Section is intended or shall be deemed to (i) restrict any communication between a Participating Provider and a Member determined by the Participating Provider to be necessary or appropriate for the diagnosis and care of the Member, (ii) prohibit Magellan from conducting activities permitted under Section 11 or (iii) apply with respect to any Aetna customers to the extent such customers send unsolicited RFPs to Magellan.  This Section shall survive the termination of this Agreement for a period of one year thereafter. In the event of a breach or a threatened breach of this Section by Magellan, Aetna shall have the right of specific performance and injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative.”

XII.  Indemnity

Section 16 of the Original Agreement (“Indemnity”) shall, on the date hereof, be amended and restated in its entirety as follows:

“16.        Indemnification

                                Each Party agrees to indemnify and hold the other Party harmless against any and all claims, losses, liabilities, expense and costs (including reasonable attorneys’ fees) (collectively, “Damages”) arising from any of the services (which, in the case of Magellan, shall include all of the services delegated from Aetna to Magellan under this Agreement, any of the Vendor Contracts or any other agreement mutually entered into, except (i) Damages resulting in whole or in part from negligence, recklessness or willful misconduct on the part of Aetna and (ii) Damages based upon a claim of damage to the Aetna brandname arising out of the private labeling arrangements set forth in Section 14(B) of this Agreement unless arising from Magellan’s gross negligence, recklessness or intentional misconduct) performed by the indemnifying party under this Agreement or the breach of any of the indemnifying party’s obligations under this Agreement or any of the Vendor Contracts.”

XIII.  Intellectual Property; EAP Referral Fee

Section 18 of the Original Agreement (“Miscellaneous”) shall, on the date hereof, be amended by inserting the following two paragraphs at the end thereof:

“L.                Intellectual Property.  The Parties agree that Aetna intellectual property (e.g., proprietary disease management algorithms and data once it is transmitted to the Aetna warehouse) will be Aetna-owned, with no Magellan right to use, even where Magellan data is used or where Magellan provides insubstantial input; provided that Magellan shall have rights to use such data before it is transmitted to Aetna.  Notwithstanding the foregoing, Magellan shall have the right to use data retained on its systems in order to satisfy its obligations under this Agreement.  The Parties agree that, where there is substantial development input from both Aetna and Magellan on methods, protocols, algorithms and analytics, then such intellectual property will be co-owned or co-licensed.  It is understood that the mere provision of data shall not constitute “substantial development input”.

M.                 EAP Referral Fee.  Magellan will compensate Aetna at the rate of 2% of the annual first year revenue, and 1% of the annual revenue for every year thereafter, for all new work life product sales to Aetna employer groups that result from an Aetna referral.  No commission will be paid to Aetna for renewals of accounts existing on the Second Amendment Date, with the exception that commissions will be payable for the revenue associated with a product expansion to an existing client.  Commission payments will be made to Aetna and Aetna will be responsible for compensation, if any, to referring sales personnel.  Magellan will be responsible for the underwriting of all products.  Magellan and Aetna will work together to develop a marketing plan to increase the distribution and breadth of products available to Aetna employer groups.”

XIV.  Amendment to Definitions

Section 19 of the Original Agreement (“Definitions”) shall, on the date hereof, be amended by inserting the following at the end thereof:

“Aetna shall mean Aetna Inc. (formerly know as Aetna U.S. Healthcare Inc.), on behalf of itself and all of its controlled affiliates.

Magellan shall mean Magellan Health Services, Inc., on behalf of itself and all of its applicable controlled affiliates.

Amendment shall mean the Second Amendment hereto dated as of March 11, 2003.

Second Amendment Date shall mean March 11, 2003.

New Senior Secured Credit Agreement shall mean the credit agreement among Magellan and its senior bank lenders that becomes effective as of the Plan Effective Date in the manner described in, and with the terms and conditions set forth in, the Restructuring Term Sheet (including without limitation a stated final maturity of all loans and other obligations thereunder of no later November 30, 2005), as such original agreement may thereafter be amended in compliance with Magellan’s covenant to Aetna set forth in Section 8.C(ii).

Original Agreement shall mean this Agreement as originally in effect and as amended from time to time prior to (but not including) the Second Amendment Date.”

XV.  Amendment to Aetna Non-Competition Covenant

Aetna and Magellan hereby agree to amend the Non-Competition Covenant (the “Aetna Covenant”) dated as of December 4, 1997 between Aetna and Magellan as follows:

A.                   The words “the termination or expiration of the Master Agreement” in the second line of Section 1.1(a) of the Aetna Covenant are hereby replaced with the words:

“the earlier to occur of (x) December 3, 2003, (y) the termination (including as a result of the exercise of the Purchase Option set forth therein) of the Master Agreement as amended by the Second

Amendment thereto dated March 11, 2003 (as so amended, the “Master Agreement”) or (z) the occurrence of an “Event of Default” under Section 9.B(x) of the Master Agreement”

B.                     Section 1.1(e) of the Aetna Covenant is hereby amended by (1) deleting the “or” at the end of clause (viii) thereof, (2) replacing the “.” with a “; or” at the end of clause (ix) thereof, and (3) inserting the following thereafter:

“(x) any of the strategic activities contemplated by the Master Agreement (including without limitation the performance enhancement, network recontracting and migration activities set forth in Sections 1, 5 and 7 thereof);

(xi) the commencement and operation of a pilot program whereby AUSHC or one of its affiliates provides case management services for its members covered under both health and disability programs administered by AUSHC or one of its affiliates; provided such pilot program shall not supersede or have any jurisdiction over Purchaser’s management of behavioral healthcare services for any of such members in such pilot program; or

(xii) any contingency measures that may be taken by AUSHC in anticipation of the termination of the Master Agreement or the exercise of the Purchase Option as defined therein.”

XVI.  Governing Law; Counterparts

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (except for Section XV hereof which shall be governed by and construed in accordance with the laws of the State of New York).  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

XVII.  Expenses and Indemnification

Magellan agrees to reimburse Aetna, on demand, for all reasonable fees and expenses of Aetna’s counsel incurred on and after December 1, 2002 in connection with the negotiation, administration and implementation of the Original Agreement, this Agreement, the Chapter 11 Case and all of Aetna’s rights against Magellan in connection with each of the foregoing (the “General Expense Reimbursement”), provided, however, that the General Expense Reimbursement shall not exceed $600,000, and provided further that if (x) none of the Termination Events in Section XX hereof occur and (y) no party objects to the assumption of this Agreement in the Chapter 11 Case or to Aetna’s treatment under the Plan of Reorganization, then the General Expense Reimbursement shall not exceed $400,000.  In addition and supplemental to the General Expense Reimbursement, Magellan and each of its affiliates agree to reimburse Aetna, on demand, for all reasonable fees and expenses of Aetna’s counsel incurred on and after March 10, 2003 in connection with any claims, counterclaims, causes of action, or actions commenced or overtly threatened to be commenced, orally or in writing, against Aetna in connection with any of the Original Agreement, this Agreement, the Chapter 11 Case or Aetna’s rights against Magellan (the “Litigation Expense Reimbursement”), provided that the Litigation Expense Reimbursement shall be limited to 100% of the first $200,000 of such fees and expenses actually incurred by Aetna and 50% of all fees and expenses above $200,000 incurred by Aetna, and provided further that if a court of competent jurisdiction, by final and nonappealable order, finds that Aetna committed gross negligence or willful misconduct, then Aetna shall promptly reimburse Magellan for all sums previously advanced under the Litigation Expense Reimbursement and Aetna shall have no further rights to any Litigation Expense Reimbursement.

Magellan and each of its affiliates agree to indemnify Aetna from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, fees and expenses of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Aetna in any way relating to or arising out of this Amendment, the Agreement or Magellan’s Chapter 11 Case; provided, however, that neither Magellan nor any of its affiliates shall be liable for any of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Aetna’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.

XVIII.  Magellan’s Assumption of the Agreement

A.            The Parties agree and acknowledge that:

(i) Magellan induced Aetna to enter into this Agreement by promising to perform all of its obligations under the Agreement and to continue such performance throughout the duration of the Chapter 11 Case and thereafter;

(ii) this Agreement and the assumption thereof in the Chapter 11 Case and performance hereunder confers an actual and necessary benefit upon Magellan that is necessary to the preservation of Magellan’s business;

(iii) Magellan shall in all respects fully and irrevocably assume this Agreement and shall seek Court approval and authorization of such assumption, to be obtained within 60 days of the Commencement Date;

(iv) the $60,000,000 Magellan owes to Aetna under the Original Agreement shall not become an administrative expense solely by virtue of Magellan’s assumption of this Agreement;

(v) with the exception of (x) the $60,000,000 million Magellan owes to Aetna under the Original Agreement, and (y) as set forth in Section B immediately below, all amounts owed by Magellan to Aetna pursuant to this Agreement shall be entitled to administrative priority within the meaning of 11 U.S.C. § 507.

B.            The Parties agree and acknowledge that:

(i) all damages incurred by Aetna in connection with any breach of this Agreement by Magellan, including but not limited to the replacement costs of services or obligations owed or undertaken by Magellan under this Agreement, shall be entitled to administrative priority in the Chapter 11 Case; provided, however, that Aetna covenants and agrees that, for any breaches occurring during the Chapter 11 Case, only damages attributable to the period within one year of any breach by Magellan shall be entitled to administrative priority, with damages for any period thereafter constituting a general unsecured claim in the Chapter 11 Case; and

(ii) without prejudice to Aetna’s ability to recover damages under any other Section of this Agreement, no money damages shall arise solely as a result of the occurrence of an Automatic Termination Event as defined in Section XX.

XIX.  Further Assurances

Magellan shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations (i) to consummate its reorganization on the terms set forth in the Restructuring Term Sheet and (ii) to ensure that the events referred to in Section XX of this Amendment occur within the time periods specified therein (i.e., that no Automatic Termination Event arises under such Section).

XX.  Automatic Termination Events

The Amendment shall terminate automatically (subject to waiver of such termination by Aetna in writing in its sole discretion) if any of the following automatic termination events (the “Automatic Termination Events”) occur:

A.                   Magellan does not file a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on or prior to March 15, 2003 (the date of such filing, the “Petition Date”);

B.                     Within 5 days after the Petition Date the Court has not entered the following orders which shall be substantially in the form of Exhibit E-1 attached hereto and which shall be in full force and effect and which shall not be subject to any stay:

1.               an order: (i) authorizing use of Lenders’ Cash Collateral on an interim basis; and (ii) granting adequate protection pursuant to Section 361 and 363 of the Bankruptcy Code;

2.               an order pursuant to Section 105(a) of the Bankruptcy Code for authorization to pay claims of Providers and Physician Advisors;

3.               an order authorizing debtor to continue Customer Practices and to satisfy prepetition obligations related thereto; and

4.               an order authorizing Magellan to pay prepetition wages, compensation and employee benefits pursuant to Sections 105 and 363(b) of the Bankruptcy Code;

C.                     Within 45 days after the Petition Date the Court has not entered an order which shall be substantially in the form of Exhibit E-2 hereto and which shall be in full force and effect and which shall not be subject to any stay: (i) authorizing use of Lenders’ Cash Collateral for the duration of Magellan’s Chapter 11 Case; and (ii) granting adequate protection pursuant to Section 361 and 363 of the Bankruptcy Code;

D.                    Within 60 days after the Petition Date the Court has not entered an order which shall be acceptable to Aetna in its sole discretion and which shall be in full force and effect and which shall not be subject to any stay approving and authorizing Magellan’s assumption of the Agreement, as amended by this Amendment (including the Asset Purchase Agreement and all other attachments thereto); within 60 days after the Petition Date any of the Non-HMO Party or the HMO Parties has not assumed or otherwise had approved and ratified by the Court, this Agreement or any of the amendments to the Vendor Contracts contemplated by this Amendment;

E.                      Within 180 days after the Petition Date the Court has not entered an order which shall be acceptable in all material respects to Aetna in its sole discretion and which shall be in full force and effect and which shall not be subject to any stay approving a Disclosure Statement describing a filed Plan of Reorganization (substantially on the terms set forth in the Restructuring Term Sheet);

F.                      Within 270 days after the Petition Date: (i) the Court has not entered an order which shall be acceptable to Aetna in its sole discretion and which shall be in full force and effect and which shall not be subject to any stay confirming a Plan of Reorganization (substantially on the terms set forth in the Restructuring Term Sheet) including with respect to the New Senior Secured Credit Agreement, the Warrants, the Note, the Security Interest, the Guarantees and the Registration Rights; or (ii) consummation of such Plan of Reorganization has not occurred;

G.                     Within 330 days after the Petition Date, the order confirming the Plan of Reorganization has not become a final order as to which the time to appeal, or move for a new trial, reargument or rehearing, or petition for certiori, has expired and as to which no appeal, or other proceeding for a new trial, reargument or rehearing, or petition for certiori, is pending or, if an appeal, or other proceeding for a new trial, reargument or rehearing, or petition for certiori, has been timely filed or taken, the order or judgment of the Court has been affirmed (or such appeal or petition has been dismissed) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed, or motion for a new trial, reargument or rehearing, or petition for certiori, has been denied, and the time to take any further appeal or to move for a new trial, reargument or rehearing, or petition for certiori, has expired;

H.                    At any time any order is entered or the Debtors, the committee of unsecured creditors or the Agent for the prepetition lenders shall have made a motion seeking any order approving the terms of the Note, the Warrants, the Security Interest, the Guarantees or the Registration Rights where (i) the proposed terms of the Note, Warrants, Security Interest, Guarantees or Registration Rights, as the case may be, are inconsistent with the applicable terms set forth in the Restructuring Term Sheet or (ii) any other terms of the proposed Note, Warrants, Security Interest, Guarantees or Registration Rights, as the case may be, are not reasonably satisfactory to Aetna;

I.                         At any time if any order is entered or the Debtors, the official committee of unsecured creditors or the Agent for the pre-petition lenders shall have made a motion seeking any order:

1.             Dismissing Magellan’s Chapter 11 case or converting it to a case under Chapter 7;

2.             Appointing a trustee, responsible person, receiver or an examiner with expanded powers; or

3.             Seeking approval of bidding procedures or the approval of another buyer for any assets subject to the Asset Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

AETNA INC.	MAGELLAN HEALTH SERVICES, INC.

By:	By:
/s/ JOHN L. BRIDGE	/s/ Mark S. Demilio
Name: JOHN L. BRIDGE	Name: Mark S. Demilio
Title: VICE PRESIDENT - CORPORATE FINANCE	Title: Exec. Vice President, Chief Financial Officer
Date: 3/10/03	Date: March 11, 2003

HUMAN AFFAIRS INTERNATIONAL, INCORPORATED

By:
/s/ Mark S. Demilio
Name: Mark S. Demilio
Title: Vice President
Date: March 11, 2003

To the extent that any of the undersigned are signatories to current contracts with Aetna in connection with the Original Agreement (a “Bound Subsidiary”), each of Magellan or any Subsidiary of Magellan that is a party to the Non-HMO Agreement (the “Non-HMO Party”) and each of Magellan or any Subsidiary of Magellan that is a party to any HMO Agreement (each, an “HMO Party”) hereby acknowledges that it is bound by, and is hereby obligated to adhere to, the provisions of this Agreement (including, in the case of each HMO Party, the terms set forth on Exhibit A-1, and, in the case of the Non-HMO Party, the terms set forth on Exhibit B-1), in each case which constitutes a valid and binding agreement of such Bound Subsidiary and a valid and binding amendment to the Vendor Contract to which such Bound Subsidiary is a party.  Each of Magellan Heath Services, Inc. and each of such Bound Subsidiary agrees to execute any further documentation that may be reasonably necessary in connection with the foregoing.

Dated:	New York, New York
March 11, 2003

Respectfully submitted,

Magellan Health Services Inc.

		By:	/s/ Mark S. Demilio
Name: Mark S. Demilio
Title: Exec. Vice President, Chief Financial Officer

Advantage Behavioral Systems, Inc.
AdvoCare of Tennessee, Inc.
AGCA New York, Inc.
AGCA, Inc.
Alliance Health Systems, Inc.
Allied Specialty Care Services, LLC
Care Management Resources, Inc.
Charter Alvarado Behavioral Health System, Inc.
Charter Bay Harbor Behavioral Health System, Inc.
Charter Behavioral Health System at Fair Oaks, Inc.
Charter Behavioral Health System at Hidden Brook, Inc.
Charter Behavioral Health System at Potomac Ridge, Inc.
Charter Behavioral Health System of Columbia, Inc.

Charter Behavioral Health System of Dallas, Inc.
Charter Behavioral Health System of Delmarva, Inc.
Charter Behavioral Health System of Lake Charles, Inc.
Charter Behavioral Health System of Massachusetts, Inc.
Charter Behavioral Health System of Nashua, Inc.
Charter Behavioral Health System of New Mexico, Inc.
Charter Behavioral Health System of Northwest Indiana, LLC
Charter Behavioral Health System of Paducah, Inc.
Charter Behavioral Health System of Toledo, Inc.
Charter Behavioral of Layafette, Inc.
Charter Centennial Peaks Behavioral Health System, Inc.
Charter Fairmount Behavioral Health System, Inc.
Charter Fenwick Hall Behavioral Health System, Inc.
Charter Forest Behavioral Health System, Inc.
Charter Grapevine Behavioral Health System, Inc.
Charter Hospital of Mobile, Inc.
Charter Hospital of Santa Teresa, Inc.
Charter Hospital of St. Louis, Inc.
Charter Lakeside Behavioral Health Systems, Inc.
Charter Linden Oaks Behavioral Health System, Inc.
Charter Medical — Clayton County, Inc.
Charter Medical — Long Beach, Inc.
Charter Medical of East Valley, Inc.
Charter Medical of Puerto Rico, Inc.
Charter Milwaukee Behavioral Health System, Inc.
Charter MOB of Charlottesville, Inc.

Charter Northridge Behavioral Health System, LLC
CMCI, Inc.
CMFC, Inc.
CMG Health of New York, Inc.
CMG Health, Inc.
Continuum Behavioral Healthcare Corporation
Correctional Behavioral Solutions of Indiana, Inc.
Correctional Behavioral Solutions of New Jersey, Inc.
Florida Health Facilities, Inc.
GPA of Pennsylvania, Inc.
Green Spring Health Services, Inc.
Green Spring of Pennsylvania, Inc.
Group Plan Clinic, Inc.
Hawaii Biodyne, Inc.
Human Affairs International of Pennsylvania, Inc.
Ihealth Technologies, LLC
INROADS Behavioral Health Services of Texas, LP
Louisiana Biodyne, Inc.
Magellan Behavioral Health of Washington, Inc.
Magellan Behavioral Health Systems, LLC
Magellan Behavioral Health, Inc.
Magellan Behavioral of Michigan, Inc.
Magellan Capital, Inc.
Magellan CBHS Holdings, Inc.
Magellan HRSC, Inc.
Magellan Public Solutions, Inc.
Magellan Specialty Health, Inc.
Managed Care Services Mainstay of Central PA, Inc.
MBC Federal Programs, Inc.
MBC National Service Corporation
MBC of America, Inc.
MBC of New Mexico, Inc.
MBC of Tennessee, Inc.
MBC of Tennessee, LLC
MBH Capital, Inc.
MBH of Puerto Rico, Inc.

Merit Behavioral Care Corporation
Merit Behavioral Care of Florida, Inc.
Merit Behavioral Care of Massachusetts, Inc.
Merit INROADS Behavioral Health Services of Illinois, LLC
Merit INROADS Behavioral Health Services, LLC
New GPA, Inc.
P.P.C Group, Inc.
P.P.C., Inc.
Personal Performance Consultants of New York, Inc.
Premier Holdings, Inc.
Vivra, Inc.
Westwood/Pembroke Health System Limited Partnership.

By: Magellan Health Service, Inc., as agent and attorney-in-fact for each of the foregoing entities

By:	/s/ Mark S. Demilio
Name: Mark S. Demilio
Title: Exec. Vice Pres., Chief Financial Officer

EXHIBIT A-1

Form of Amendment to Standard form HMO Agreement

Each HMO Agreement will be amended consistent with the modifications set forth in the Amendment, including with respect to rates and with respect to Section 1.K.

The following amendments will also be made:

•                  to provide for a uniform termination date of December 31.

•                  to delete the “Termination without Cause” provision.

•                  to provide that any Event of Default under the MSA giving a right to terminate the MSA will also be an event of default under each HMO Agreement, giving a right to terminate such HMO Agreement.

EXHIBIT B-1

Form of Amendment to Standard form Non-HMO Agreement

Each Non-HMO Agreement will be amended consistent with the modifications set forth in the Amendment, including with respect to rates and with respect to Section 1.K.

The following amendments will also be made:

•                  to provide for a uniform termination date of December 31.

•                  to provide that any Event of Default under the MSA giving a right to terminate the MSA will also be an event of default under each Non-HMO Agreement, giving a right to terminate such Non-HMO Agreement.